The information in this preliminary pricing supplement is not complete and may be changed. We may not deliver these notes until a final pricing supplement is delivered. This preliminary pricing supplement and the accompanying prospectus, product supplement and index supplement do not constitute an offer to sell these notes and we are not soliciting an offer to buy these notes in any state where the offer or sale is not permitted.

Subject to Completion, Preliminary Pricing Supplement dated March 11, 2025

PROSPECTUS Dated April 12, 2024	Pricing Supplement No. 7,012 to
PRODUCT SUPPLEMENT Dated November 16, 2023	Registration Statement Nos. 333-275587; 333-275587-01
INDEX SUPPLEMENT Dated November 16, 2023	Dated , 2025
Rule 424(b)(2)

Morgan Stanley Finance LLC STRUCTURED INVESTMENTS Opportunities in U.S. and International Equities

$

Capped Leveraged Buffered Basket-Linked Notes due

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The notes are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The notes will not bear interest. The amount that you will be paid on your notes on the stated maturity date (expected to be the second scheduled business day after the determination date) is based on the performance of an equally weighted basket comprised of the STOXX® Europe 600 Health Care Index and the Health Care Select Sector SPDR® Fund, as measured from the trade date to and including the determination date (expected to be between 23 and 26 months after the trade date). The initial basket level is 100, and the final basket level on the determination date will equal the sum of the products, as calculated separately for each basket underlier, of: (i) the final underlier level multiplied by (ii) the applicable multiplier. The multiplier will equal, for each basket underlier, (i) the weighting of such basket underlier multiplied by 100 divided by (ii) the initial underlier level for such basket underlier. If the final basket level on the determination date is greater than the initial basket level, the return on your notes will be positive, subject to the maximum settlement amount (expected to be between $1,219.80 and $1,257.80 for each $1,000 face amount of your notes). If the level of the basket declines by up to 5.00% from the initial basket level, you will receive the face amount of your notes. However, if the level of the basket declines by more than 5.00% from the initial basket level, the return on your notes will be negative. You could lose your entire investment in the notes. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These notes are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

To determine your payment at maturity, we will calculate the basket return, which is the percentage increase or decrease in the basket level from the initial basket level to the final basket level. On the stated maturity date, for each $1,000 face amount of your notes, you will receive an amount in cash equal to:

●if the basket return is positive (the final basket level is greater than the initial basket level), the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) 200% times (c) the basket return, subject to the maximum settlement amount;

●if the basket return is zero or negative but not below -5.00% (the final basket level is equal to or less than the initial basket level but not by more than 5.00%), $1,000; or

●if the basket return is negative and is below -5.00% (the final basket level is less than the initial basket level by more than 5.00%), the sum of (i) $1,000 plus (ii) the product of (a) approximately 1.0526 times (b) the sum of the basket return plus 5.00% times (c) $1,000.

Under these circumstances, you will lose some or all of your investment.

You should read the additional disclosure herein so that you may better understand the terms and risks of your investment.

The estimated value on the trade date will be approximately $976.00 per note, or within $15.00 of that estimate. See “Estimated Value” on page 2.

	Price to public(1)	Agent’s commissions	Proceeds to us(2)
Per note	$1,000	$20.00	$980.00
Total	$	$	$

(1) Morgan Stanley & Co. LLC (“MS & Co.”) will sell all of the notes that it purchases from us to an unaffiliated dealer, which will receive a fixed sales commission of 2.00% for each note they sell. For more information, see “Additional Information About the Notes—Supplemental information regarding plan of distribution; conflicts of interest.”

(2) See “Additional Information About the Notes—Use of proceeds and hedging” beginning on page 29.

The notes involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 14.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these notes, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. Please also see “Terms” on page 3 and “Additional Information About the Notes” on page 29.

MORGAN STANLEY

About Your Prospectus

The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program. This prospectus includes this preliminary pricing supplement and the accompanying documents listed below. This preliminary pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

●Prospectus dated April 12, 2024

●Product Supplement dated November 16, 2023

●Index Supplement dated November 16, 2023

When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. The information in this preliminary pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

ESTIMATED VALUE

The Original Issue Price of each note is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the notes, which are borne by you, and, consequently, the estimated value of the notes on the Trade Date will be less than $1,000. We estimate that the value of each note on the Trade Date will be approximately $976.00, or within $15.00 of that estimate. Our estimate of the value of the notes as determined on the Trade Date will be set forth in the final pricing supplement.

What goes into the estimated value on the Trade Date?

In valuing the notes on the Trade Date, we take into account that the notes comprise both a debt component and a performance-based component linked to the Basket Underliers. The estimated value of the notes is determined using our own pricing and valuation models, market inputs and assumptions relating to the Basket Underliers, instruments based on the Basket Underliers, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the notes?

In determining the economic terms of the notes, including the Upside Participation Rate, the Cap Level, the Maximum Settlement Amount and the Buffer Amount, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the notes would be more favorable to you.

What is the relationship between the estimated value on the Trade Date and the secondary market price of the notes?

The price at which MS & Co. purchases the notes in the secondary market, absent changes in market conditions, including those related to the Basket Underliers, may vary from, and be lower than, the estimated value on the Trade Date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the Basket Underliers, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the notes, and, if it once chooses to make a market, may cease doing so at any time.

SUMMARY INFORMATION

The Capped Leveraged Buffered Basket-Linked Notes, which we refer to as the notes, are unsecured obligations of MSFL and are fully and unconditionally guaranteed by Morgan Stanley. The notes will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement, index supplement and prospectus, as supplemented or modified by this document. The notes are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Capitalized terms used but not defined herein have the meanings assigned to them in the accompanying product supplement and prospectus. All references to “Buffer Rate,” “Multiplier,” “Cash Settlement Amount,” “Closing Level,” “Determination Date,” “Face Amount,” “Basket Closing Level,” “Final Basket Level,” “Initial Basket Level,” “Share Adjustment Factor,” “Maximum Settlement Amount,” “Original Issue Price,” “Stated Maturity Date,” “Trade Date,” “Basket,” “Basket Underlier,” “Basket Return” and “Upside Participation Rate” herein shall be deemed to refer to “downside factor,” “multiplier,” “payment at maturity,” “basket component closing value,” “valuation date,” “stated principal amount,” “basket closing value,” “final basket value,” “initial basket value,” “adjustment factor,” “maximum payment at maturity,” “issue price,” “maturity date,” “pricing date,” “basket,” “basket index,” “basket ETF,” “share underlying index,” “basket return” and “leverage factor,” respectively, as used in the accompanying product supplement. All references to “Basket Underlier” shall be deemed to refer to the respective underlying shares or underlying index, as applicable. We refer to the STOXX® Europe 600 Health Care Index as the “Basket Index” and the Health Care Select Sector SPDR® Fund as the “Basket ETF,” together, as the “Basket Underliers.”

If the terms described herein are inconsistent with those described in the accompanying product supplement or prospectus, the terms described herein shall control.

Terms

Issuer: Morgan Stanley Finance LLC

Guarantor: Morgan Stanley

Basket:

Basket Underlier	Bloomberg Ticker Symbol	Basket Underlier Publisher or Share Underlying Index, as applicable	Basket Underlier Weighting	Initial Underlier Level*	Multiplier*
STOXX® Europe 600 Health Care Index	SXDP	STOXX® Limited (“STOXX”)	50.00%
Health Care Select Sector SPDR® Fund	XLV	Health Care Select Sector Index	50.00%

* The Initial Underlier Levels and Multipliers will be determined on the Trade Date.

For more information on the Basket and the Basket Underliers, see “The Basket and the Basket Underliers” on page 21.

Notes: The accompanying product supplement refers to the notes as the “PLUS.”

Specified currency: U.S. dollars (“$”)

Face Amount: Each note will have a Face Amount of $1,000; $ in the aggregate for all the notes; the aggregate Face Amount of notes may be increased if the Issuer, at its sole option, decides to sell an additional amount of the notes on a date subsequent to the date hereof.

Denominations: $1,000 and integral multiples thereof

Cash Settlement Amount (on the Stated Maturity Date): For each $1,000 Face Amount of notes, we will pay you on the Stated Maturity Date an amount in cash equal to:

●if the Final Basket Level is greater than or equal to the Cap Level, the Maximum Settlement Amount;

●if the Final Basket Level is greater than the Initial Basket Level but less than the Cap Level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the Upside Participation Rate times (c) the Basket Return;

●if the Final Basket Level is equal to or less than the Initial Basket Level but greater than or equal to the Buffer Level, $1,000; or

●if the Final Basket Level is less than the Buffer Level, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the Buffer Rate times (c) the sum of the Basket Return and the Buffer Amount.

You will lose some or all of your investment at maturity if the Final Basket Level is less than the Buffer Level. Any payment of the Cash Settlement Amount is subject to the credit of the Issuer.

Initial Basket Level: 100, which will be equal to the sum of the products, as calculated separately for each Basket Underlier, of (i) the Initial Underlier Level and (ii) the applicable Multiplier

Initial Underlier Level: With respect to each Basket Underlier, to be determined on the Trade Date. The Initial Underlier Level may be higher or lower than the actual Closing Level of such Basket Underlier on the Trade Date; provided that the Initial Underlier Level for any Basket Underlier will not be higher than the highest level of such Basket Underlier on the Trade Date. See “Basket—Initial Underlier Level” above.

Basket Index: STOXX® Europe 600 Health Care Index (the “SXDP Index”)

Basket ETF: Health Care Select Sector SPDR® Fund (the “XLV Shares”)

Share Underlying Index: Health Care Select Sector Index

Final Underlier Level: With respect to the SXDP Index, the Closing Level of such Basket Underlier on the Determination Date and with respect to the XLV Shares, the Closing Level of such Basket Underlier multiplied by the Share Adjustment Factor on the Determination Date, except in the limited circumstances described under “Description of PLUS—Postponement of Valuation Date(s)” on page S-48 of the accompanying product supplement, and subject to adjustment as provided under “Description of PLUS—Discontinuance of Any Underlying Index or Basket Index; Alteration of Method of Calculation,” on page S-55 of the accompany product supplement, and “—Discontinuance of Any ETF Shares and/or Share Underlying Index; Alteration of Method of Calculation” on page S-56 of the accompanying product supplement.

Basket Closing Level: On the Determination Date, the sum of the following, calculated separately for each Basket Underlier: (i) the Final Underlier Level multiplied by (ii) the applicable Multiplier

Share Adjustment Factor: With respect to the Basket ETF, as described under “Description of PLUS—Some Definitions—adjustment factor” on page S-39 of the accompanying product supplement, and subject to adjustment in the case of certain events as described under “Description of PLUS—Antidilution Adjustments for PLUS linked to Exchange-Traded Funds” on page S-48 of the accompanying product supplement.

Final Basket Level: The Basket Closing Level on the Determination Date

Basket Return: The quotient of (i) the Final Basket Level minus the Initial Basket Level divided by (ii) the Initial Basket Level, expressed as a percentage

Multiplier: The Multiplier for each Basket Underlier will be set on the Trade Date and will be equal to (i) the Basket Underlier Weighting of such Basket Underlier multiplied by 100 divided by (ii) the Initial Underlier Level for such Basket Underlier. The Multiplier is based on such Basket Underlier’s respective

Initial Underlier Level so that each Basket Underlier is reflected in the predetermined Initial Basket Level in accordance with its Basket Underlier Weighting.

Upside Participation Rate: 200%

Cap Level (to be set on the Trade Date): Expected to be between 110.99% to 112.89% of the Initial Basket Level

Maximum Settlement Amount (to be set on the Trade Date): Expected to be between $1,219.80 and $1,257.80 for each $1,000 Face Amount of notes

Buffer Level: 95.00, which is equal to 95.00% of the Initial Basket Level

Buffer Amount: 5.00%

Buffer Rate: The quotient of the Initial Basket Level divided by the Buffer Level, which equals approximately 105.26%

Trade Date:

Original Issue Date (Settlement Date) (to be set on the Trade Date): Expected to be the fifth scheduled Business Day following the Trade Date

Determination Date (to be set on the Trade Date): Expected to be between 23 and 26 months after the Trade Date, subject to postponement as described in the accompanying product supplement on page S-48 under “Description of PLUS—Postponement of Valuation Date(s).”

Stated Maturity Date (to be set on the Trade Date): Expected to be the second scheduled Business Day following the Determination Date, subject to postponement as described below. The Stated Maturity Date is a pricing term and will be determined by us on the Trade Date.

Postponement of Stated Maturity Date: If the scheduled Determination Date is not a Trading Day for a Basket Underlier or if a market disruption event occurs with respect to a Basket Underlier on that day so that the date on which the Final Underlier Level for all Basket Underliers has been determined falls less than two Business Days prior to the scheduled Stated Maturity Date, the Stated Maturity Date of the notes will be postponed to the second Business Day following such date.

Closing Level: With respect to the Basket Index, as described under “Description of PLUS—Some Definitions—index closing value” on page S-40 of the accompanying product supplement and, with respect to the Basket ETF, as described under “Description of PLUS—Some Definitions—share closing price” on page S-44 of the accompanying product supplement.

Business Day: As described under “Description of PLUS—Some Definitions—business day” on page S-39 of the accompanying product supplement

Trading Day: With respect to the STOXX® Europe 600 Health Care Index, as described under “Description of PLUS—Some Definitions—index business day” on page S-40 of the accompanying product supplement. The product supplement refers to a Trading Day as an “index business day.”

With respect to the Health Care Select Sector SPDR® Fund, as described under “Description of PLUS—Some Definitions—trading day” on page S-45 of the accompanying product supplement.

Market disruption event:

“Market disruption event” means, with respect to the STOXX® Europe 600 Health Care Index:

(i) the occurrence or existence of:

(a)a suspension, absence or material limitation of trading of securities then constituting 20 percent or more, by weight, of such Basket Underlier (or successor index) on the relevant exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such relevant exchange, or

(b)a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for securities then constituting 20 percent or more, by weight, of such Basket Underlier (or successor index), or futures or options contracts, if available, relating to such Basket Underlier (or successor index) or the securities then constituting 20 percent or more, by weight, of such Basket Underlier during the last one-half hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate, or

(c)the suspension, material limitation or absence of trading on any major U.S. securities market for trading in futures or options contracts or exchange-traded funds related to such Basket Underlier (or successor index), or in futures or options contracts, if available, relating to securities then constituting 20 percent or more, by weight, of such Basket Underlier (or successor index) for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the calculation agent in its sole discretion; and

(ii) a determination by the calculation agent in its sole discretion that any event described in clause (i) above materially interfered with our ability or the ability of any of our affiliates to unwind or adjust all or a material portion of the hedge position with respect to the notes.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in a Basket Underlier is suspended, absent or materially limited at that time, then the relevant percentage contribution of that security to the value of such Basket Underlier shall be based on a comparison of (x) the portion of the value of such Basket Underlier attributable to that security relative to (y) the overall value of such Basket Underlier, in each case immediately before that suspension or limitation.

For the purpose of determining whether a market disruption event has occurred: (1) a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract or exchange-traded fund will not constitute a market disruption event, (3) a suspension of trading in futures or options contracts or exchange-traded funds on a Basket Underlier, or futures or options contracts, if available, relating to securities then constituting 20 percent or more, by weight, of a Basket Underlier, by the primary securities market trading in such contracts or funds by reason of (a) a price change exceeding limits set by such securities exchange or market, (b) an imbalance of orders relating to such contracts or funds, or (c) a disparity in bid and ask quotes relating to such contracts or funds will constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange-traded funds related to such Basket Underlier and (4) a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange-traded funds related to a Basket Underlier are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

“Market disruption event” means, with respect to the Health Care Select Sector SPDR® Fund: “Description of PLUS—Some Definitions—market disruption event” on page S-41 of the accompanying product supplement.

Trustee: The Bank of New York Mellon

Calculation Agent: MS & Co.

Issuer Notice To Registered Security Holders, the Trustee and the Depositary: In the event that the Stated Maturity Date is postponed due to postponement of the Determination Date, the Issuer shall give notice of such postponement and, once it has been determined, of the date to which the Stated Maturity Date has been rescheduled (i) to each registered holder of the notes by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the Trustee by facsimile confirmed by mailing such notice to the Trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the notes in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The Issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the Stated

Maturity Date, the Business Day immediately preceding the scheduled Stated Maturity Date and (ii) with respect to notice of the date to which the Stated Maturity Date has been rescheduled, the Business Day immediately following the actual Determination Date for determining the Final Basket Level.

The Issuer shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to the depositary of the amount of cash, if any, to be delivered with respect to each Face Amount of notes, on or prior to 10:30 a.m. (New York City time) on the Business Day preceding the Stated Maturity Date, and (ii) deliver the aggregate cash amount due with respect to the notes, if any, to the Trustee for delivery to the depositary, as holder of the notes, on the Stated Maturity Date.

CUSIP no.: 61778CWS0

ISIN: US61778CWS06

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that the various hypothetical closing levels of the Basket and the Basket Underliers, as applicable, on the Determination Date could have on the Cash Settlement Amount.

The examples below are based on a range of Final Basket Levels and Final Underlier Levels that are entirely hypothetical; no one can predict what the level of the Basket will be on any day during the term of the notes, and no one can predict what the Final Basket Level will be on the Determination Date. The Basket Underliers have at times experienced periods of high volatility — meaning that the levels of the Basket Underliers have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the notes assuming that they are purchased on the Original Issue Date at the Face Amount and held to the Stated Maturity Date. The value of the notes at any time after the Trade Date will vary based on many economic and market factors, including interest rates, the volatility of the Basket Underliers, our creditworthiness and changes in market conditions, and cannot be predicted with accuracy. Any sale prior to the Stated Maturity Date could result in a substantial loss to you.

Key Terms and Assumptions
Face Amount:	$1,000
Upside Participation Rate:	200.00%
Hypothetical Cap Level:	110.990% of the Initial Basket Level
Hypothetical Maximum Settlement Amount:	$1,219.80 per $1,000 Face Amount of notes (121.980% of the Face Amount)
Minimum Cash Settlement Amount:	None
Buffer Level:	95.00% of the Initial Basket Level
Buffer Rate:	Approximately 105.26%
Buffer Amount:	5.00%

●Neither a market disruption event nor a non-Trading Day occurs on the Determination Date.

●No discontinuation of the Basket Underliers, no change of the policies of the Basket ETF’s investment adviser and no alteration of the method by which the Basket Index or Share Underlying Index is calculated.

●Notes purchased on the Original Issue Date at the Face Amount and held to the Stated Maturity Date.

Moreover, we have not yet set the Initial Underlier Level for each Basket Underlier that will serve as the baselines for determining the Basket Return and the amount that we will pay on the notes, if any, at maturity. We will not do so until the Trade Date. As a result, the actual Initial Underlier Level for each Basket Underlier may differ substantially from the level of such Basket Underlier at any time prior to the Trade Date.

For these reasons, the actual performance of the Basket and the Basket Underliers over the term of the notes, as well as the Cash Settlement Amount, if any, may bear little relation to the hypothetical examples shown below or to the historical levels of the Basket and the Basket Underliers shown elsewhere in this document. For information about the historical levels of each Basket Underlier during recent periods, see “The Basket and The Basket Underliers” below.

The levels in the left column of the table below represent hypothetical Final Basket Levels and are expressed as percentages of the Initial Basket Level. The amounts in the right column represent the hypothetical Cash Settlement Amount, based on the corresponding hypothetical Final Basket Level (expressed as a percentage of the Initial Basket Level), and are expressed as percentages of the Face Amount of notes (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical Cash

Settlement Amount of 100% means that the value of the cash payment that we would deliver for each $1,000 Face Amount of notes on the Stated Maturity Date would equal 100% of the Face Amount of notes, based on the corresponding hypothetical Final Basket Level (expressed as a percentage of the Initial Basket Level) and the assumptions noted above. The numbers appearing in the table and chart below may have been rounded for ease of analysis.

Hypothetical Final Basket Level	Hypothetical Cash Settlement Amount
(as Percentage of Initial Basket Level)	(as Percentage of Face Amount)
200.000%	121.980%
175.000%	121.980%
150.000%	121.980%
140.000%	121.980%
130.000%	121.980%
120.000%	121.980%
110.990%	121.980%
110.000%	120.000%
105.000%	110.000%
102.000%	104.000%
100.000%	100.000%
97.500%	100.000%
95.000%	100.000%
90.000%	94.737%
80.000%	84.211%
75.000%	78.947%
50.000%	52.632%
25.000%	26.316%
0.000%	0.000%

If, for example, the Final Basket Level were determined to be 25.000% of the Initial Basket Level, the Cash Settlement Amount would be approximately 26.316% of the Face Amount of notes, as shown in the table above. As a result, if you purchased your notes on the Original Issue Date at the Face Amount and held them to the Stated Maturity Date, you would lose approximately 73.684% of your investment. If you purchased your notes at a premium to the Face Amount, you would lose a correspondingly higher percentage of your investment.

If the Final Basket Level were determined to be 200.000% of the Initial Basket Level, the Cash Settlement Amount would be capped at the Maximum Settlement Amount (expressed as a percentage of the Face Amount), or 121.980% of each $1,000 Face Amount of notes, as shown in the table above. As a result, if you purchased the notes on the Original Issue Date at the Face Amount and held them to the Stated Maturity Date, you would not benefit from any increase in the Final Basket Level above the Hypothetical Cap Level of 110.990% of the Initial Basket Level.

Payoff Diagram

The following chart shows a graphical illustration of the hypothetical Cash Settlement Amount (expressed as a percentage of the Face Amount of notes), if the Final Basket Level (expressed as a percentage of the Initial Basket Level) were any of the hypothetical levels shown on the horizontal axis. The chart shows that any hypothetical Final Basket Level (expressed as a percentage of the Initial Basket Level) of less than the Buffer Level of 95.00% (the section left of the 95.00% marker on the horizontal axis) would result in a hypothetical Cash Settlement Amount of less than 100% of the Face Amount of notes (the section below the 100% marker on the vertical axis), and, accordingly, in a loss of principal to the holder of the notes. The chart also shows that any hypothetical Final Basket Level (expressed as a percentage of the Initial Basket Level) of greater than 110.990% (the section right of the Hypothetical Cap Level of 110.990% marker on the horizontal axis) would result in a capped return on your investment and a Cash Settlement Amount equal to the Maximum Settlement Amount.

Hypothetical Payoff Diagram

Scenario Analysis and Examples of Cash Settlement Amount at Maturity

Below are five examples of how the Cash Settlement Amount you receive at maturity, if any, will be calculated based on hypothetical Initial Underlier Levels, Final Underlier Levels and Multipliers for each of the Basket Underliers. As shown below, any increase in the level of one of the Basket Underliers may be moderated, or wholly offset, by lesser increases or declines in the level of the other Basket Underlier. The following examples are based on hypothetical data and are provided for illustrative purposes only. The numbers appearing in the examples below may have been rounded for ease of analysis.

The hypothetical Initial Underlier Level for each Basket Underlier of 100.00 has been chosen for illustrative purposes only and does not represent a likely Initial Underlier Level for that Basket Underlier. For historical data showing the actual historical levels of the Basket Underliers, please see the information set forth under “The Basket and the Basket Underliers” below.

Example 1:  Both of the Basket Underliers appreciate over the term of the notes. The Final Basket Level is greater than the Cap Level.  The Cash Settlement Amount equals the Maximum Settlement Amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier & Basket Underlier Weighting	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Appreciation / Depreciation	Hypothetical Multiplier	Column B x Column D
STOXX® Europe 600 Health Care Index (50.00% weighting)	100.00	280.00	+ 180.00%	0.50000	140.00
Health Care Select Sector SPDR® Fund (50.00% weighting)	100.00	220.00	+ 120.00%	0.50000	110.00
			Final Basket Level:		250.00
			Basket Return:		150.00%

In this example, both of the hypothetical Final Underlier Levels are greater than the applicable hypothetical Initial Underlier Levels, which results in the hypothetical Final Basket Level being greater than the Initial Basket Level of 100.00.  Because the hypothetical Final Basket Level of 250.00 is greater than the hypothetical Cap Level of 110.990%, the hypothetical Cash Settlement Amount that we would deliver on your notes at maturity would be capped at the hypothetical Maximum Settlement Amount of $1,219.80 for each $1,000 Face Amount of notes (121.980% of each $1,000 Face Amount of notes).

Example 2:  One Basket Underlier appreciates, while the other Basket Underlier remains unchanged, over the term of the notes. The Final Basket Level is greater than the Initial Basket Level but less than the Cap Level.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier & Basket Underlier Weighting	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Appreciation / Depreciation	Hypothetical Multiplier	Column B x Column D
STOXX® Europe 600 Health Care Index (50.00% weighting)	100.00	105.00	+ 5.00%	0.50000	52.50
Health Care Select Sector SPDR® Fund (50.00% weighting)	100.00	100.00	0.00%	0.50000	50.00
			Final Basket Level:		102.50
			Basket Return:		2.50%

In this example, both of the hypothetical Final Underlier Levels are greater than or equal to the applicable hypothetical Initial Underlier Levels, which results in the hypothetical Final Basket Level being greater than the Initial Basket Level of 100.00.  Because the hypothetical Final Basket Level is 102.50, the hypothetical Cash Settlement Amount for each $1,000 Face Amount of notes will equal:

Cash Settlement Amount = $1,000 + ($1,000 × 200.00% × 2.50%) = $1,050.00

Example 3.  One Basket Underlier appreciates, while the other Basket Underlier depreciates, over the term of the notes. The Final Basket Level is less than the Initial Basket Level, but greater than the Buffer Level.  The Cash Settlement Amount equals the $1,000 Face Amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier & Basket Underlier Weighting	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Appreciation / Depreciation	Hypothetical Multiplier	Column B x Column D
STOXX® Europe 600 Health Care Index (50.00% weighting)	100.00	101.00	+ 1.00%	0.50000	50.50
Health Care Select Sector SPDR® Fund (50.00% weighting)	100.00	90.00	- 10.00%	0.50000	45.00
			Final Basket Level:		95.50
			Basket Return:		-4.50%

In this example, even though the hypothetical Final Underlier Level for the STOXX® Europe 600 Health Care Index is greater than its hypothetical Initial Underlier Level, the negative return of the Health Care Select Sector SPDR® Fund more than offset the positive returns on the STOXX® Europe 600 Health Care Index, which results in the hypothetical Final Basket Level being less than the Initial Basket Level of 100.00.  However, because the hypothetical Final Basket Level of 95.50 is greater than the Buffer Level of 95.00, the hypothetical Cash Settlement Amount for each $1,000 Face Amount of notes will equal the Face Amount of $1,000.

Example 4:  One Basket Underlier depreciates, while the other Basket Underlier remains unchanged or appreciates, over the term of the notes. The Final Basket Level is less than the Buffer Level, and therefore the Cash Settlement Amount is less than the $1,000 Face Amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier & Basket Underlier Weighting	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Appreciation / Depreciation	Hypothetical Multiplier	Column B × Column D
STOXX® Europe 600 Health Care Index (50.00% weighting)	100.00	30.00	- 70.00%	0.50000	15.00
Health Care Select Sector SPDR® Fund (50.00% weighting)	100.00	105.00	5.00%	0.50000	52.50
			Final Basket Level:		67.50
			Basket Return:		-32.50%

In this example, the hypothetical Final Underlier Level of the STOXX® Europe 600 Health Care Index is less than its hypothetical Initial Underlier Level, while the hypothetical Final Underlier Level of the Health Care Select Sector SPDR® Fund is greater than its hypothetical Initial Underlier Level.

In this example, the large decline in the level of the STOXX® Europe 600 Health Care Index results in the hypothetical Final Basket Level being less than the Buffer Level of 95.00% of the Initial Basket Level, even though the level of the Health Care Select Sector SPDR® Fund increased.

Because the hypothetical Final Basket Level of 67.50 is less than the Buffer Level of 95.00% of the Initial Basket Level, the hypothetical Cash Settlement Amount for each $1,000 Face Amount of notes will equal:

Cash Settlement Amount = $1,000 + ($1,000 × 105.26% × (-32.50% + 5.00%)) = $710.526

Example 5.  Both of the Basket Underliers depreciate over the term of the notes. The Final Basket Level is less than the Buffer Level, and therefore the Cash Settlement Amount is less than the $1,000 Face Amount.

	Column A	Column B	Column C	Column D	Column E
Basket Underlier & Basket Underlier Weighting	Hypothetical Initial Underlier Level	Hypothetical Final Underlier Level	Appreciation / Depreciation	Hypothetical Multiplier	Column B x Column D
STOXX® Europe 600 Health Care Index (50.00% weighting)	100.00	40.00	- 60.00%	0.50000	20.00
Health Care Select Sector SPDR® Fund (50.00% weighting)	100.00	65.00	- 35.00%	0.50000	32.50
			Final Basket Level:		52.50
			Basket Return:		-47.50%

In this example, both of the hypothetical Final Underlier Levels are less than the applicable hypothetical Initial Underlier Levels, which results in the hypothetical Final Basket Level being significantly less than the Initial Basket Level of 100.00.  Because the hypothetical Final Basket Level of 52.50 is less than the Buffer Level of 95.00% of the Initial Basket Level, the hypothetical Cash Settlement Amount for each $1,000 Face Amount of notes will equal:

Cash Settlement Amount = $1,000 + ($1,000 × 105.26% × (-47.50% + 5.00%)) = $552.632

RISK FACTORS

This section describes the material risks relating to the notes. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the notes.

RISKS RELATING TO AN INVESTMENT IN THE NOTES

The Notes Do Not Pay Interest Or Guarantee The Return Of Any Of Your Principal

The terms of the notes differ from those of ordinary debt securities in that the notes do not pay interest and do not guarantee any return of principal at maturity. If the Final Basket Level has declined by an amount greater than the Buffer Amount of 5.00% from the Initial Basket Level, you will receive for each note that you hold a Cash Settlement Amount that is less than the Face Amount of each note by an amount proportionate to the decline in the level of the Basket below 95.00% of the Initial Basket Level times the Buffer Rate of approximately 105.26%. As there is no minimum Cash Settlement Amount on the notes, you could lose your entire initial investment.

Also, the market price of your notes prior to the Stated Maturity Date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the Stated Maturity Date, you may receive significantly less than the amount of your investment in the notes.

The Appreciation Potential Of The Notes Is Limited By The Maximum Settlement Amount

The appreciation potential of the notes is limited by the Maximum Settlement Amount of $1,219.80 to $1,257.80 per note, or 121.980% to 125.780% of the Face Amount. The actual Maximum Settlement Amount will be determined on the Trade Date. Although the Upside Participation Rate provides 200% exposure to any increase in the Final Basket Level over the Initial Basket Level, because the Cash Settlement Amount will be limited to 121.980% to 125.780% of the Face Amount for the notes, any increase in the Final Basket Level beyond 110.99% to 112.89% of the Initial Basket Level will not further increase the return on the notes.

The Stated Maturity Date Of The Notes Is A Pricing Term And Will Be Determined By Us On The Trade Date

We will not fix the Stated Maturity Date until the Trade Date, and so you will not know the exact term or the Determination Date of the notes at the time that you make your investment decision. The term could be as short as approximately 1 year and 11 months, and as long as approximately 2 years and 2 months. You should be willing to hold your notes for up to approximately 2 years and 2 months, and the Stated Maturity Date selected by us could have an impact on the value of the notes. For example, if the Basket appreciates, a note with a shorter term will result in a higher annualized return based on that appreciation than a note with a longer term. In addition, the Basket may be lower on the actual Determination Date and the Cash Settlement Amount may be lower than if the Determination Date and Stated Maturity Date had been set differently in the three-month range.

If You Purchase Your Notes At A Premium To The Face Amount, The Return On Your Investment Will Be Lower Than The Return On Notes Purchased At The Face Amount, And The Impact Of Certain Key Terms Of The Notes Will Be Negatively Affected

The Cash Settlement Amount will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the Face Amount of notes, then the return on your investment in such notes held to the Stated Maturity Date will differ from, and may be substantially less than, the return on notes purchased at the Face Amount. If you purchase your notes at a premium to the Face Amount and hold them to the Stated Maturity Date, the return on your investment in the notes will be lower than it would have been had you purchased the notes at the Face Amount or at a discount to the Face Amount. In addition, the impact of the Buffer Level and the Cap Level on the return on your investment will depend upon the price you pay for your notes relative to the Face Amount. For example, if you purchase your notes at a premium to the Face Amount, the Cap Level will reduce your potential percentage return on the notes to a greater extent than would have been the case for notes purchased at the Face Amount or at a discount to the Face Amount. Similarly, the Buffer Level will provide less protection of the investment amount for notes purchased at a premium to the Face Amount than for notes purchased at the Face Amount or a discount to the Face Amount.

The Market Price Will Be Influenced By Many Unpredictable Factors

Several factors, many of which are beyond our control, will influence the value of the notes in the secondary market and the price at which MS & Co. may be willing to purchase or sell the notes in the secondary market, including: the level of the Basket and each Basket Underlier at any time, volatility (frequency and magnitude of changes in value) of each of the Basket Underliers, the dividend yields of each Basket Underlier and the stocks composing the Share Underlying Index, the actual or expected positive or negative correlation among the Basket Underliers, or the actual or expected absence of any such correlation, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the Basket Underliers or equities markets generally and which may affect the Final Underlier Levels of the Basket Underliers, the occurrence of certain events affecting the XLV Shares that may or may not require an adjustment to the Share Adjustment Factor, and any actual or anticipated changes in our credit ratings or credit spreads. The levels of the Basket Underliers may be, and have been, volatile, and we can give you no assurance that the volatility will lessen. See “The Basket and The Basket Underliers ” below. You may receive less, and possibly significantly less, than the Face Amount per note if you try to sell your notes prior to maturity.

The Notes Are Subject To Our Credit Risk, And Any Actual Or Anticipated Changes To Our Credit Ratings Or Credit Spreads May Adversely Affect The Market Value Of The Notes

You are dependent on our ability to pay all amounts due on the notes at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the notes.

As A Finance Subsidiary, MSFL Has No Independent Operations And Will Have No Independent Assets

As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of the notes if they make claims in respect of such notes in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of the notes should accordingly assume that in any such proceedings they could not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

The Amount Payable On The Notes Is Not Linked To The Levels Of The Basket Underliers At Any Time Other Than The Determination Date

The Final Basket Level will be based on the Closing Levels of the Basket Underliers on the Determination Date, subject to adjustment for non-Trading Days and certain market disruption events. Even if the levels of one or both of the Basket Underliers appreciate prior to the Determination Date but then drop by the Determination Date, the Cash Settlement Amount may be less, and may be significantly less, than it would have been had the Cash Settlement Amount been linked to the levels of the Basket Underliers prior to such drop. Although the actual levels of the Basket Underliers on the Stated Maturity Date or at other times during the term of the notes may be higher than the Final Underlier Levels on the Determination Date, the Cash Settlement Amount will be based solely on the Closing Levels of the Basket Underliers on the Determination Date as compared to their respective Initial Underlier Levels.

Investing In The Notes Is Not Equivalent To Investing Directly In Either of The Basket Underliers Or The Stocks Composing The Basket Index or the Share Underlying Index

Investing in the notes is not equivalent to investing directly in either of the in the Basket Underliers or any of their component stocks or the stocks composing the Share Underlying Index. Investors in the notes will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to Basket Underliers or the stocks that constitute the Share Underlying Index.

The Rate We Are Willing To Pay For Securities Of This Type, Maturity And Issuance Size Is Likely To Be Lower Than The Rate Implied By Our Secondary Market Credit Spreads And Advantageous To Us. Both The Lower Rate And The Inclusion Of Costs Associated With Issuing, Selling, Structuring And Hedging The Notes In The Original Issue Price Reduce The Economic Terms Of The Notes, Cause The Estimated Value Of The Notes To Be Less Than The Original Issue Price And Will Adversely Affect Secondary Market Prices

Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the notes in secondary market transactions will likely be significantly lower than the Original Issue Price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the Original Issue Price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the notes, including a fee payable by our affiliate MS & Co. to iCapital Markets LLC, which is a broker-dealer in which an affiliate of Goldman Sachs & Co. LLC, a dealer participating in the distribution of the notes, holds an indirect minority equity interest, for services it is providing in connection with this offering in the Original Issue Price and the lower rate we are willing to pay as issuer make the economic terms of the notes less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the notes are not fully deducted upon issuance, for a period of up to 3 months following the issue date, to the extent that MS & Co. may buy or sell the notes in the secondary market, absent changes in market conditions, including those related to the Basket Underliers, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

The Estimated Value Of The Notes Is Determined By Reference To Our Pricing And Valuation Models, Which May Differ From Those Of Other Dealers And Is Not A Maximum Or Minimum Secondary Market Price

These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the notes than those generated by others, including other dealers in the market, if they attempted to value the notes. In addition, the estimated value on the Trade Date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your notes at any time after the date hereof will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The Market Price Will Be Influenced By Many Unpredictable Factors” above.

The Notes Will Not Be Listed On Any Securities Exchange And Secondary Trading May Be Limited

The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. MS & Co. may, but is not obligated to, make a market in the notes and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the notes, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Since other broker-dealers may not participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to maturity.

The Calculation Agent, Which Is A Subsidiary Of Morgan Stanley And An Affiliate Of MSFL, Will Make Determinations With Respect To The Notes

As calculation agent, MS & Co. will determine the Initial Underlier Levels, the Final Underlier Levels and the Final Basket Level and will calculate the Cash Settlement Amount you receive at maturity, if any. Moreover, certain determinations made by MS & Co. in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and antidilution events, the selection of a successor index with respect to the SXDP Index, whether to make any adjustments to the adjustment factor or calculation of the Final Underlier Level in the event of a market disruption event with respect to a Basket Underlier or discontinuance of a Basket Underlier. These potentially subjective determinations may adversely affect the Cash Settlement Amount at maturity, if any. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date(s),” “—Antidilution Adjustments for PLUS linked to Exchange-Traded Funds,” “—Discontinuance of Any ETF Shares and/or Share Underlying Index; Alteration of Method of Calculation,” “—Alternate Exchange Calculation in case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the notes on the Trade Date.

Hedging And Trading Activity By Our Affiliates Could Potentially Adversely Affect The Value Of The Notes

One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the notes (and possibly to other instruments linked to the Basket Underliers or the Share Underlying Index), including trading in the Basket Underliers, the Share Underlying Index or the component stocks of the SXDP Index or the Share Underlying Index, and Basket Underliers as well as in other instruments related to the Basket Underliers or the Share Underlying Index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Determination Date approaches. Some of our affiliates also trade the Basket Underliers or the component stocks of the Basket Index or the Share Underlying Index and other financial instruments related to the Basket Index or the Share Underlying Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the Trade Date could potentially increase the Initial Underlier Levels, and, therefore, could increase the levels at or above which the Basket Underliers must close on the Determination Date so that investors do not suffer a loss on their initial investment in the notes. Additionally, such hedging or trading activities during the term of the notes, including on the Determination Date, could adversely affect the levels of the Basket Underliers on the Determination Date, and, accordingly, the Cash Settlement Amount an investor will receive at maturity, if any. Furthermore, if the dealer from which you purchase notes is to conduct trading and hedging activities for us in connection with the notes, that dealer may profit in connection with such trading and hedging activities and such profit, if any, will be in addition to any compensation that the dealer receives for the sale of the notes to you. You should be aware that the potential to earn a profit in connection with hedging activities may create a further incentive for the dealer to sell the notes to you, in addition to any compensation they would receive for the sale of the notes.

We May Sell An Additional Aggregate Face Amount Of Notes At A Different Issue Price

At our sole option, we may decide to sell an additional aggregate Face Amount of notes subsequent to the date hereof. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this document.

The U.S. Federal Income Tax Consequences Of An Investment In The Notes Are Uncertain

Please read the discussion under “Tax Considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement (together, the “Tax Disclosure

Sections”) concerning the U.S. federal income tax consequences of an investment in the notes. As discussed in the Tax Disclosure Sections, there is a risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder could be recharacterized as ordinary income and an interest charge could be imposed. In addition, there is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the tax treatment of a note as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes, including the timing and character of income recognized by U.S. Holders and the withholding tax consequences to Non-U.S. Holders, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

RISKS RELATING TO THE BASKET UNDERLIERS

The Basket Underliers Reflect The Price Return Of The Stocks Composing Each Basket Underlier, Not A Total Return

The return on the notes is based on the performance of the Basket Underliers, which reflect the changes in the market prices of the stocks composing each Basket Underlier and the Share Underlying Index. The Basket Underliers are not, however, “total return” underliers, which, in addition to reflecting the price returns of their respective component stocks, would also reflect all dividends and other distributions paid on such component stocks. The return on the notes will not include such a total return feature.

Changes In The Level Of One Of The Basket Underliers May Offset Changes In The Level Of The Other

Movements in the levels of the Basket Underliers may not correlate with each other. At a time when the level of one Basket Underlier increases, the level of the other Basket Underlier may not increase as much, or may decline. Therefore, in calculating the Basket Return, increases in the level of one Basket Underlier may be moderated, or wholly offset, by lesser increases or declines in the level of the other Basket Underlier. If the Final Basket Level has declined by an amount greater than the Buffer Amount of 5.00% from the Initial Basket Level, you will receive at maturity an amount that is less, and may be significantly less, than the Face Amount of your notes, and which could be zero.

The Notes Are Linked To The Basket Underliers And Are Subject To Risks Associated With Investments In Securities With a Concentration In The Health Care Sector

The stocks composing the Basket Underliers and that are generally tracked by the Basket ETF are stocks of companies whose primary business is associated with the health care sector. As a result, an investment in the notes exposes investors to risks associated with investments in securities with a concentration in the health care sector.

Companies in the health care sector are subject to extensive government regulation and their profitability can be significantly affected by restrictions on government reimbursement for medical expenses, rising costs of medical products and services, pricing pressure (including price discounting), limited product lines and an increased emphasis on the delivery of health care through outpatient services. Companies in the health care sector are heavily dependent on obtaining and defending patents, which may be time consuming and costly, and the expiration of patents may also adversely affect the profitability of these companies. Health care companies are also subject to extensive litigation based on product liability and similar claims. In addition, their products can become obsolete due to industry innovation, changes in technologies or other market developments. Many new products in the health care sector require significant research and development and may be subject to regulatory approvals, all of which may be time consuming and costly with no guarantee that any product will come to market. These factors could affect the health care sector and could affect the value of the securities held by the Health Care Select Sector SPDR® Fund and the value of the Health Care Select Sector SPDR® Fund during the term of the securities, which may adversely affect the value of the securities.

The Notes Are Linked To The Basket Underliers And Are Subject To Risks Associated With Investments In Securities Linked To The Value Of Foreign Equity Securities

The notes are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Although the equity securities included in the Basket Underliers are traded in foreign currencies, the value of your notes (as measured in U.S. dollars) will not be adjusted for any exchange rate fluctuations. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions.

Adjustments To The Basket Index Could Adversely Affect The Value Of The Notes

The publisher of the SXDP Index (STOXX® Limited) may add, delete or substitute the stocks constituting the SXDP Index or make other methodological changes that could change the level of such Basket Underlier. STOXX® Limited may also discontinue or suspend calculation or publication of the SXDP Index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued SXDP Index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index, the Final Underlier Level for the SXDP Index will be determined based on the closing prices at maturity of the securities composing the SXDP Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the SXDP Index last in effect prior to discontinuance of the SXDP Index.

Adjustments To The Basket ETF or the Share Underlying Index Could Adversely Affect The Value Of The Notes

The investment adviser to the Basket ETF, SSGA Funds Management, Inc., seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the relevant Share Underlying Index. Pursuant to its investment strategy or otherwise, the investment advisor may add, delete or substitute the stocks composing the Basket ETF. Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the securities. The publisher of the Basket ETF may add, delete or substitute the stocks constituting the Share Underlying Index or make other methodological changes that could change the value of the Share Underlying Index. The publisher may also discontinue or suspend calculation or publication of the Share Underlying Index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued Share Underlying Index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index, the Final Underlier Level for such Basket Underlier will be determined based on the closing prices at maturity of the securities composing the Basket Underlier at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating such Basket Underlier last in effect prior to discontinuance of such Basket Underlier.

The Performance And Market Price Of The Basket ETF, Particularly During Periods Of Market Volatility, May Not Correlate With The Performance Of The Share Underlying Index, The Performance Of The Component Securities Of The Share Underlying Index Or The Net Asset Value Per Share Of The Basket ETF

The Basket ETF does not fully replicate the Share Underlying Index and may hold securities that are different than those included in the Share Underlying Index. In addition, the performance of the Basket ETF will reflect additional transaction costs and fees that are not included in the calculation of the Share Underlying Index. All of these factors may lead to a lack of correlation between the performance of the Basket ETF and the Share Underlying Index. In addition, corporate actions (such as mergers and spin-offs) with respect to the equity securities underlying the Basket ETF may impact the variance between the performances of the Basket ETF and the Share Underlying Index. Finally, because the shares of the Basket ETF are traded on an exchange and are subject to market supply and investor demand, the market price of one share of the Basket ETF may differ from the net asset value per share of the Basket ETF. In particular, during periods of market volatility, or unusual trading activity, trading in the securities underlying the Basket ETF may be disrupted or limited, or such securities may be unavailable in the secondary market. Under these circumstances, the liquidity of the Basket ETF may be adversely affected, market participants may be unable to calculate accurately the net asset value per share of the Basket ETF, and their ability to create and redeem shares of the Basket ETF may be disrupted. Under these circumstances, the market price of shares of the Basket ETF may vary substantially from the net asset value per share of the Basket ETF or the level of the Share Underlying Index. For all of the foregoing reasons, the performance of the Basket ETF may not correlate with the performance of the Share Underlying Index, the performance of the component securities of the Share Underlying Index or the net asset value per share of the Basket ETF. Any of these events could materially and adversely affect the price of the shares of the Basket ETF and, therefore, the value of the notes. Additionally, if market volatility or these events were to occur on the Determination Date, the calculation agent would maintain discretion to determine whether such market volatility or events have caused a market disruption event to occur, and such determination would affect the payment at maturity of the notes. If the calculation agent determines that no market disruption event has taken place, the payment at maturity would be based solely on the published closing price per share of the Basket ETF on the Determination Date, even if the Basket ETF are underperforming the Share Underlying Index or the component securities of the Share Underlying Index and/or trading below the net asset value per share of the Basket ETF.

There Are Risks Associated With The Basket ETF

Although the Basket ETF’s shares are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Basket ETF or that there will be liquidity in the trading market.

In addition, the Basket ETF is subject to management risk, which is the risk that the investment Adviser’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, the investment adviser may select up to 10% of the Basket ETF’s assets to be invested in shares of equity securities that are not included in the Share Underlying Index. The Basket ETF is also not actively managed and may be affected by a general decline in market segments relating to the Share Underlying Index. The investment Adviser invests in securities included in, or representative of, the Share Underlying Index regardless of their investment merits. The investment Adviser does not attempt to take defensive positions in declining markets.

In addition, the Basket ETF is subject to custody risk, which refers to the risk in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories. Low trading volumes and volatile prices in less-developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody issues.

Further, under continuous listing standards adopted by the NYSE Arca, the Basket ETF will be required to confirm on an ongoing basis that the components of the Underlying Index satisfy the applicable listing requirements. In the event that its Share Underlying Index does not comply with the applicable listing requirements, the Basket ETF would be required to rectify such non-compliance by requesting that the Share Underlying Index sponsor modify such Share Underlying Index, adopting a new Share Underlying Index or obtaining relief from the Securities and Exchange Commission. There can be no assurance that the Underlying Index sponsor would so modify the Share Underlying Index or that relief would be obtained from the Securities and Exchange Commission and, therefore, non-compliance with the continuous listing standards may result in the Basket ETF being delisted by the NYSE Arca.

The Antidilution Adjustments The Calculation Agent Is Required To Make Do Not Cover Every

Event That Could Affect The Basket ETF

MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the

Underlier. However, the calculation agent will not make an adjustment for every event that could affect the Underlier. If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the notes may be materially and adversely affected.

Past Performance Is No Guide to Future Performance

The actual performance of the Basket Underliers over the term of the notes, as well as the amount payable at maturity, may bear little relation to the historical Closing Levels of the Basket Underliers or to the hypothetical return examples set forth herein. We cannot predict the future performance of the Basket Underliers.

THE BASKET AND THE BASKET UNDERLIERS

The Basket

The Basket consists of two equally weighted Basket Underliers: the STOXX® Europe 600 Health Care Index (50.00%) and the Health Care Select Sector SPDR® Fund (50.00%). The actual performance of the Basket and the Basket Underliers over the term of the notes, as well as the Cash Settlement Amount you receive at maturity, if any, may bear little relation to the historical levels of the Basket and the Basket Underliers or to the hypothetical return examples set forth herein.

Historical Information

The following graph is calculated to show the performance of the Basket during the period from January 1, 2020 through March 10, 2025, assuming the Basket Underliers were weighted as set forth herein and that the weightings were set on January 1, 2020 such that the initial basket level of the Basket were 100, and illustrates the effect of the offset and/or correlation among the Basket Underliers during such period. The graph does not take into account the Upside Participation Rate or the Buffer Level, nor does it attempt to show your expected return on an investment in the notes. The historical values of the Basket should not be taken as an indication of its future performance.

STOXX® Europe 600 Health Care Index

The STOXX® Europe 600 Health Care Index is one of 20 EURO STOXX® Supersector indices that compose the STOXX® Europe 600 Index and includes companies in the health care supersector, which tracks companies engaged in a broad range of health care services. For additional information about the STOXX® Europe 600 Health Care Index, see the information set forth in “Annex A—STOXX® Europe 600 Health Care.”

In addition, information about the STOXX® Europe 600 Health Care Index may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the Basket Underlier Publisher’s website (including information regarding the STOXX® Europe 600 Health Care Index’s (i) top ten constituents and their respective weightings, (ii) sector weightings and (iii) country weightings). We are not incorporating by reference into this pricing supplement the website or any material it includes.  Neither we nor any agent or dealer for this offering makes any representation that this publicly available documents or any other publicly available information information regarding the Basket Underliers is accurate or complete.

Information as of market close on March 10, 2025:

Bloomberg Ticker Symbol:	SXDP
Current Index Value:	1,151.28

The following graph sets forth the daily Closing Levels of the STOXX® Europe 600 Health Care Index for each quarter in the period from January 1, 2020 through March 10, 2025. The Closing Level of the STOXX® Europe 600 Health Care Index on March 10, 2025 was 1,151.28. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The STOXX® Europe 600 Health Care Index has at times experienced periods of high volatility. The actual performance of the STOXX® Europe 600 Health Care Index over the term of the notes may bear little relation to the historical Closing Levels of the STOXX® Europe 600 Health Care Index or to the hypothetical return examples set forth herein. We cannot predict the future performance of the STOXX® Europe 600 Health Care Index. You should not take the historical levels of the STOXX® Europe 600 Health Care Index as an indication of its future performance, and no assurance can be given as to the Closing Level of the STOXX® Europe 600 Health Care Index on the Determination Date.

“STOXX® Europe 600” and “STOXX®” are registered trademarks of STOXX® Limited. For more information, see the information set forth in “Annex A — STOXX® Europe 600 Health Care Index.”

Health Care Select Sector SPDR® Fund

The Health Care Select Sector SPDR® Fund (the “Fund”) is an exchange-traded fund managed by the Select Sector Trust, a registered investment company. The Select Sector Trust consists of numerous separate investment portfolios, including the Health Care Select Sector SPDR® Fund. The Health Care Select Sector SPDR® Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Health Care Select Sector Index. It is possible that this fund may not fully replicate the performance of the Health Care Select Sector Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances. Information provided to or filed with the Securities and Exchange Commission (the “Commission”) by the Select Sector Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57791 and 811-08837, respectively, through the Commission’s website at www.sec.gov. In addition, information may be obtained from other publicly available sources. Neither we nor any agent or dealer for this offering makes any representation that this publicly available information regarding the Basket Underliers is accurate or complete.

Information as of market close on March 10, 2025:

Bloomberg Ticker Symbol:	XLV UP
Current Index Value:	$147.67

The following graph sets forth the daily Closing Levels of the XLV Shares for each quarter in the period from January 1, 2020 through March 10, 2025. The Closing Level of the XLV Shares on March 10, 2025 was $147.67. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The XLV Shares have at times experienced periods of high volatility. The actual performance of the XLV Shares over the term of the notes may bear little relation to the historical Closing Levels of the XLV Shares or to the hypothetical return examples set forth herein. We cannot predict the future performance of the XLV Shares. You should not take the historical levels of the XLV Shares as an indication of its future performance, and no assurance can be given as to the Closing Level of the XLV Shares on the Determination Date.

This document relates only to the notes offered hereby and does not relate to the XLV Shares.  We have derived all disclosures contained in this document regarding the Fund from the publicly available documents described above.  In connection with the offering of the notes, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the Fund.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Fund is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the level of the XLV Shares (and therefore the level of the XLV Shares at the time we price the notes) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the Fund could affect the value received at maturity with respect to the notes and therefore the value of the notes.

Neither we nor any of our affiliates makes any representation to you as to the performance of the XLV Shares.

We and/or our affiliates may presently or from time to time engage in business with the Fund.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Fund, and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the XLV Shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the notes under the securities laws.  As a prospective purchaser of the notes, you should undertake an independent investigation of the Fund as in your judgment is appropriate to make an informed decision with respect to an investment linked to the XLV Shares.

The notes are not sponsored, endorsed, sold, or promoted by the Fund.  The Fund makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes.  The Fund has no obligation or liability in connection with the operation, marketing, trading or sale of the notes.

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “SPDR®,” “Select Sector SPDR®” and “Select Sector SPDRs” are trademarks of Standard & Poor’s Financial Services LLC (“S&P®”), an affiliate of S&P® Global Inc. The securities are not sponsored, endorsed, sold, or promoted by S&P®, S&P® Global Inc. or the Select Sector Trust. S&P®, S&P® Global Inc. and the Select Sector Trust make no representations or warranties to the owners of the securities or any member of the public regarding the advisability of investing in the securities. S&P®, S&P® Global Inc. and the Select Sector Trust have no obligation or liability in connection with the operation, marketing, trading or sale of the securities.

Health Care Select Sector Index. The Health Care Select Sector Index, which is one of the Select Sector sub-indices of the S&P 500® Index, is intended to give investors an efficient, modified market capitalization-based way to track the movements of certain public companies that represent the health care sector of the S&P 500® Index. The Health Care Select Sector Index includes component stocks in industries such as health care equipment and supplies; health care providers and services; health care technology; biotechnology; pharmaceuticals; biotechnology; and life sciences tools and services. For more information, see “S&P® Select Sector Indices—Health Care Select Sector Index” in the accompanying index supplement.

TAX CONSIDERATIONS

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the notes due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a note as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the Trade Date.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the notes prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the notes, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the notes. Subject to the discussion below concerning the potential application of the “constructive ownership” rule, such gain or loss should be long-term capital gain or loss if the investor has held the notes for more than one year, and short-term capital gain or loss otherwise.

Because the notes are linked to shares of an exchange-traded fund, although the matter is not clear, there is a risk that an investment in the notes will be treated as a “constructive ownership transaction” under Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”). If this treatment applies, all or a portion of any long-term capital gain of the U.S. Holder in respect of the notes could be recharacterized as ordinary income (in which case an interest charge will be imposed). As a result of certain features of the notes, including the leveraged upside payment and the fact that the notes are linked to an index in addition to an exchange-traded fund, it is unclear how to calculate the amount of gain that would be recharacterized if an investment in the notes were treated as a constructive ownership transaction. Due to the lack of governing authority, our counsel is unable to opine as to whether or how Section 1260 of the Code applies to the notes. U.S. investors should read the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Possible Application of Section 1260 of the Code” in the accompanying product supplement for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the notes. An alternative characterization of the notes could materially and adversely affect the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

As discussed in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2027 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the notes and current market conditions, we expect that the notes will not have a delta of one with respect to any Underlying Security on the Trade Date. However, we will provide an updated determination in the final pricing supplement. Assuming that the notes do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the notes should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

Both U.S. and non-U.S. investors considering an investment in the notes should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments, the potential application of the constructive ownership rule, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the notes.

ADDITIONAL INFORMATION ABOUT THE NOTES

No interest or dividends: The notes will not pay interest or dividends.

No listing: The notes will not be listed on any securities exchange.

No redemption: The notes will not be subject to any redemption right.

Purchase at amount other than Face Amount: The amount we will pay you on the Stated Maturity Date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to the Face Amount and hold them to the Stated Maturity Date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at the Face Amount. Also, the Buffer Level would not offer the same measure of protection to your investment as would be the case if you had purchased the notes at the Face Amount. Additionally, the Cap Level would be triggered at a lower (or higher) percentage return than indicated below, relative to your initial investment. See “Risk Factors—If You Purchase Your Notes At A Premium To The Face Amount, The Return On Your Investment Will Be Lower Than The Return On Notes Purchased At The Face Amount, And The Impact Of Certain Key Terms Of The Notes Will Be Negatively Affected” beginning on page 14 of this document.

Use of proceeds and hedging: The proceeds from the sale of the notes will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per note issued. The costs of the notes borne by you and described on page 2 comprise the cost of issuing, structuring and hedging the notes.

On or prior to the Trade Date, we will hedge our anticipated exposure in connection with the notes, by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in the Basket Underliers or the component stocks of the Basket Index or the Share Underlying Index and other financial instruments related to the Basket Underliers, in futures and/or options contracts on the Basket Underliers or the component stocks of the Basket Index or the Share Underlying Index and other financial instruments related to the Basket Underliers listed on major securities markets, or positions in any other available securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the levels of the Basket Underliers on the Trade Date, and therefore increase the levels at or above which the Basket Underliers must close on the Determination Date so that investors do not suffer a loss on their initial investment in the notes. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the notes, including on the Determination Date, by purchasing and selling the Basket Underliers or the component stocks of the Basket Index or the Share Underlying Index and other financial instruments related to the Basket Underliers, futures or options contracts on the Basket Underliers or the component stocks of the Basket Index or the Share Underlying Index and other financial instruments related to the Basket Underliers listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the notes, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the Determination Date approaches. We cannot give any assurance that our hedging activities will not affect the levels of the Basket Underliers, and, therefore, adversely affect the value of the notes or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement.

Supplemental information regarding plan of distribution; conflicts of interest: We expect to agree to sell to MS & Co., and MS & Co. expects to agree to purchase from us, the aggregate face amount of the offered notes specified on the cover of this pricing supplement. MS & Co. proposes initially to offer the notes to an unaffiliated securities dealer at the price to public set forth on the cover of this pricing supplement less a concession of 2.00% of the face amount. MS & Co., the agent for this offering, is our affiliate. Because MS & Co. is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangements for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, MS & Co. may not make sales in offerings of the notes to any of its discretionary accounts without the prior written approval of the customer.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the notes. When MS & Co. prices this offering of notes, it will determine the economic terms of the notes, including the Cap Level and the Maximum Settlement Amount, such that for each note the estimated value on the Trade Date will be no lower than the minimum level described in “Estimated Value” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the notes of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Settlement: We expect to deliver the notes against payment for the notes on the Original Issue Date, which will be the fifth scheduled Business Day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two Business Days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Original Issue Date is more than two Business Days after the Trade Date, purchasers who wish to transact in the notes more than two Business Days prior to the Original Issue Date will be required to specify alternative settlement arrangements to prevent a failed settlement.

WHERE YOU CAN FIND MORE INFORMATION

MSFL and Morgan Stanley have filed a registration statement (including a prospectus, as supplemented by the product supplement and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. When you read the accompanying product supplement and index supplement, please note that all references in such supplements to the prospectus dated November 16, 2023, or to any sections therein, should refer instead to the accompanying prospectus dated April 12, 2024 or to the corresponding sections of such prospectus, as applicable. You should read the prospectus in that registration statement, the product supplement, the index supplement and any other documents relating to this offering that MSFL and Morgan Stanley have filed with the SEC for more complete information about MSFL, Morgan Stanley and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, MSFL and/or Morgan Stanley will arrange to send you the product supplement, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Prospectus dated April 12, 2024

Product Supplement dated November 16, 2023

Index Supplement dated November 16, 2023

Terms used but not defined in this document are defined in the product supplement, in the index supplement or in the prospectus.

Annex A—STOXX® Europe 600 Health Care Index

The STOXX® Europe 600 Health Care Index (the “Index”) is one of 20 EURO STOXX® Supersector indices that compose the STOXX® Europe 600 Index and includes companies in the health care supersector, which tracks European companies engaged in a broad range of health care services. The Index is a price return index denominated in euro, calculated, maintained and published by STOXX® Limited.

The Index was created by STOXX® Limited, a part of Qontigo, which is a wholly owned subsidiary of Deutsche Börse AG. Publication of the Index began on June 15, 1998, based on an initial index value of 100 at December 31, 1991. The Index is disseminated on the STOXX® Limited website, which sets forth, among other things, the country, industrial sector and weight of each component included in the Index and updates these weightings at the end of each quarter. Information contained in the STOXX® Limited website is not incorporated by reference in, and should not be considered a part of, this free writing prospectus.

On March 1, 2010, STOXX® Limited announced the removal of the “Dow Jones” prefix from all of its indices, including the Index.

Composition of the Index

The Index is one of 20 EURO STOXX® Supersector indices that compose the STOXX® Europe 600 Index. The STOXX® Europe 600 Index contains the 600 largest European stocks by free float market capitalization. The Index contains the companies of the Eurozone subset of the STOXX® Europe 600 Index that fall within the health care supersector, determined by reference to the Industry Classification Benchmark (“ICB”), an international system for categorizing companies that is maintained by FTSE International Limited.

The composition of the Index is reviewed quarterly, together with the STOXX® Europe 600 Index, based on the closing stock data on the last trading day of the month following the last quarterly index review. The component stocks are announced on the fourth Tuesday of the month immediately prior to the review implementation month. Changes to the component stocks are implemented on the third Friday in each of March, June, September and December and are effective the following trading day.

Corporate actions (including mergers and takeovers, spin-offs, sector changes, delistings and bankruptcy) that affect the STOXX® Europe 600 Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

Computation of the Index

The Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the index value of the Index at any time can be expressed as follows:

Index value	=	free float market capitalization of the Index divisor

The “free float market capitalization of the Index” is equal to the sum of the products of the price, number of shares and free float factor for each component stock as of the time the Index is being calculated. The free float factor reduces the number of shares outstanding to the actual amount available on the market. All fractions of the total number of shares that are larger than 5% and whose holding is of a long-term nature are excluded from the index calculation. The free float factor typically excludes cross-ownership (stock owned either by the company itself or other companies), government ownership, private ownership, and restricted shares that cannot be traded during a certain period or have a foreign ownership restriction. Block ownership is not applied for holdings of custodian nominees, trustee companies, mutual funds, investment companies with short-term investment strategies, pension funds and similar entities.

The free float factors and outstanding number of shares used to calculate the Index are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. Extraordinary adjustments may occur from certain corporate actions, depending on the magnitude of the change.

The Index is also subject to a divisor, which is adjusted to maintain the continuity of index values despite changes due to corporate actions. All corporate actions and dividends are implemented at the effective date (ex-date); i.e., with corporate actions where cash or other corporate assets are distributed to shareholders, the price of the stock will drop on the ex-date. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable). If the new shares have a dividend disadvantage —i.e.,

22

the new shares have a different dividend from that paid on the old shares — the price for these new shares will be adjusted according to the gross dividend amount. The divisor may increase, decrease or be held constant.

DIVISOR:	Decrease	A) Special Cash dividend adjusted price = closing price − announced dividend * (1 − withholding tax if applicable)
DIVISOR:	Constant	B) Split and Reverse Split adjusted price = closing price * A / B new number of shares = old number of shares * B / A
DIVISOR:	Increase

C) Rights Offering

If the subscription price is not available or equal to or greater than the closing price on the day before the effective date, then no adjustment is made.

In case the share increase is larger or equal to 100% (B / A ≥ 1) the adjustment of the shares and weightfactors are delayed until the new shares are listed.

adjusted price = (closing price * A + subscription price * B) / (A + B)

new number of shares = old number of shares * (A + B) / A

DIVISOR:	Constant	D) Stock Dividend adjusted price = closing price * A / (A + B) new number of shares = old number of shares * (A + B) / A
	Decrease	E) Stock Dividend (from treasury stock) If treated as regular cash dividend, not adjusted. If treated as extraordinary dividend: adjusted price = closing price – closing price * B / (A + B)
DIVISOR:	Decrease	F) Stock Dividend of a Different Company Security adjusted price = (closing price * A − price of the different company security * B) / A
DIVISOR:	Decrease	G) Return of Capital and Share Consolidation adjusted price = (closing price − capital return announced by company * (1 − withholding tax)) * A / B new number of shares = old number of shares * B / A
DIVISOR:	Decrease

H) Repurchase Shares-Self-Tender

adjusted price = ((price before tender * old number of shares) − (tender price * number of tendered shares)) / (old number of shares − number of tendered shares)

new number of shares = old number of shares − number of tendered shares

DIVISOR:	Decrease	I) Spinoff adjusted price = (closing price * A − price of spun-off shares * B) / A
DIVISOR:		J) Combination Stock Distribution (Dividend or Split) and Rights Offering Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held:
Increase

● If rights are applicable after stock distribution (one action applicable to other)

adjusted price = [closing price * A + subscription price * C * (1 + B / A)] / [(A + B) * (1 + C / A)]

new number of shares = old number of shares * [(A + B) * (1 + C / A)] / A

Increase

● If stock distribution is applicable after rights (one action applicable to other)

adjusted price = [closing price * A + subscription price * C] / [(A + C) * (1 + B / A)]

new number of shares = old number of shares * [(A + C) * (1 + B / A)]

DIVISOR:	Increase

● Stock distribution and rights (neither action is applicable to the other)

adjusted price = [closing price * A + subscription price * C] / [A + B + C]

new number of shares = old number of shares * [A + B + C] / A

K) Addition/Deletion of a Company No price adjustments are made. The net change in market capitalization determines the divisor adjustment.
L) Free float and Share Changes No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

The notes are not sponsored, endorsed, sold or promoted by STOXX® Limited. STOXX® Limited makes no representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in notes generally or in the notes particularly. The STOXX® Europe 600 Health Care Index is determined, composed and calculated by STOXX® Limited without regard to Morgan Stanley or the notes. STOXX® Limited has no obligation to take the needs of Morgan Stanley or the owners of the notes into consideration in determining, composing or calculating the STOXX® Europe 600 Health Care Index. STOXX® Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the notes to be issued or in the determination or calculation of the equation by which the notes are to be converted into cash. STOXX® Limited has no obligation or liability in connection with the administration, marketing or trading of the notes. STOXX® LIMITED DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE EURO STOXX® BANKS INDEX OR ANY DATA INCLUDED THEREIN AND STOXX® LIMITED SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STOXX® LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE EURO STOXX® BANKS INDEX OR ANY DATA INCLUDED THEREIN. STOXX® LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE EURO STOXX® BANKS INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX® LIMITED HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. “STOXX® Europe 600 Health Care Index” and “STOXX®” are registered trademarks of STOXX® Limited. The notes are not sponsored, endorsed, sold or promoted by STOXX® Limited, and STOXX® Limited makes no representation regarding the advisability of investing in the notes.